SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ______________________

                                 SCHEDULE 13G*
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


				       Tesco Corporation
                               (Name of Issuer)

	                 	  	   Common Stock
                         (Title of Class of Securities)

                                  88157K101
                                (CUSIP Number)


					  May 15, 2009
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                           (Page 1 of 9 Pages)
________________
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)


















CUSIP No. 88157K101                 13G                    Page 2 of 9 Pages


____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Centennial Energy Partners, L.P.
	                                     13-3793743
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,390,476
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER 	2,390,476

_____________________________________________________________________________
    	(9)  	 AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                2,390,476
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                6.37%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!


















CUSIP No. 88157K101                 13G                    Page 3 of 9 Pages


____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Hoyt Farm Partners, L.P.
                                           13-3877256
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,076,954
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER 	2,076,954

_____________________________________________________________________________
    	(9)  	 AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                2,076,954
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.53%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!
















CUSIP No. 88157K101                 13G                    Page 4 of 9 Pages


____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Centennial Energy Partners, L.L.C.
								13-3961810
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                5,051,350
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                5,051,350
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                5,051,350
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                13.45%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

















CUSIP No. 88157K101       13G                             Page 5 of 9 Pages


____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Peter K. Seldin
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                108,066
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                5,051,350
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                108,066
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER 	5,051,350

_____________________________________________________________________________
    	(9)  	 AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                5,159,416
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                13.73%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!



















CUSIP No. 88157K101      13G                             Page 6 of 9 Pages



Item 1(a).     Name of Issuer:

     The name of the issuer is Tesco Corporation

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 3993 West Sam Houston Parkway North, Suite 100, Houston, Texas, 77043.

Item 2(a).     Name of Person Filing:

     This statement is filed by:
(i) Centennial Energy Partners, L.P.(Centennial) a Delaware limited partnership with respect to the shares of Common Stock directly owned by it;
(ii) Hoyt Farm Partners, L.P (Hoyt Farm), a Delaware limited partnership with respect to Common Stock held by it; (iii) Centennial Energy Partners, L.L.C., (Energy) a limited liability company organized under the laws of the State of Delaware, with respect to the shares of Common Stock directly owned by Centennial Energy Partners, L.P., Hoyt Farm Partners, L.P. and other private investment vehicles (collectively the Partnerships)to which Centennial Energy Partners, L.L.C. serves as general partner; (iv) Peter K.
Seldin, with respect to the shares of Common Stock owned by the entity named in (iii).

Energy and Mr. Seldin do not own any shares of Common Stock directly. The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons."


Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 575 Lexington Avenue, 33rd Floor, New York, New York 10022.

Item 2(c).     Citizenship:

Centennial is a limited partnership organized under the laws of the State of Delaware.
Hoyt Farm is a limited partnership organized under the laws of the State of Delaware.
Energy is a limited liability company organized under the laws of the State of Delaware.
Peter K. Seldin is a United States citizen.


Item 2(d).     Title of Class of Securities:

     Common Shares (the "Common Stock")

Item 2(e).  CUSIP Number: 88157K101












CUSIP No. 88157K101      13G                               Page 7 of 9 Pages



Item 3.  If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ]   Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(ii)(G),

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Not applicable.


Item 4.   Ownership.


A. Centennial Energy Partners, L.P.
              (a) Amount beneficially owned: 2,390,476
              (b) Percent of class: 6.37% The percentages used herein and
			in the rest of Item 4 are calculated based upon 35,551,466
			shares of Common Stock outstanding as reported by the
         		Company as of April 30, 2009.  This information was
			provided in the Companys Form 10Q for the period ended
			March 31, 2009, and adjusted in the case of Peter K. Seldin
                  by the addition of outstanding options to purchase Common
                  Stock.
           (c)(i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 2,390,476
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 2,390,476













CUSIP No. 88157K101			13G			         Page 8 of 9 pages


B. Hoyt Farm Partners, L.P.
              (a) Amount beneficially owned: 2,076,954
              (b) Percent of class: 5.53%
           (c)(i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 2,076,954
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 2,076,954



C. Centennial Energy Partners, L.L.C.
              (a) Amount beneficially owned: 5,051,350
              (b) Percent of class: 13.45%
           (c)(i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 5,051,350
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 5,051,350


D. Peter K. Seldin
              (a) Amount beneficially owned: 5,159,416
              (b) Percent of class: 13.73%
           (c)(i) Sole power to vote or direct the vote: 108,066
             (ii) Shared power to vote or direct the vote: 5,066,150
            (iii) Sole power to dispose or direct the disposition: 108,066
            (iv) Shared power to dispose or direct the disposition: 5,066,150



Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

	Energy, the general partner of the Partnerships has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by each of the partnerships. Peter K. Seldin is the Managing Member of Energy, and accordingly, has the power to vote and dispose of the Common Stock beneficially held by Energy.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.


Item 8.  Identification and Classification of Members of the Group.

     Not applicable.


Item 9.  Notice of Dissolution of Group.

     Not applicable.











CUSIP No. 88157K101                   13G                     Page 9 of 9


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





                                   SIGNATURES
          After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  May 19, 2009


Centennial Energy Partners, L.P.

By: /s/ Peter K. Seldin
      Managing Member
	Centennial Energy Partners, L.L.C.
      General Partner


Hoyt Farm Partners, L.P.

By: /s/ Peter K. Seldin
      Managing Member
	Centennial Energy Partners, L.L.C.
      General Partner


Centennial Energy Partners, L.L.C.

By: /s/ Peter K. Seldin
      Managing Member


By: /s/ Peter K. Seldin
	Peter K. Seldin



















                                    EXHIBIT A


                                    AGREEMENT

	The undersigned agree that this schedule 13G dated May 19, 2009 relating to the Common Stock of Tesco Corporation shall be filed on behalf of the undersigned.



Centennial Energy Partners, L.P.

By: /s/ Peter K. Seldin
      Managing Member
	Centennial Energy Partners, L.L.C.
      General Partner

Hoyt Farm Partners, L.P.
By: /s/ Peter K. Seldin
      Managing Member
	Centennial Energy Partners, L.L.C.
      General Partner


Centennial Energy Partners, L.L.C.

By: /s/ Peter K. Seldin
      Managing Member


By: /s/ Peter K. Seldin
	Peter K. Seldin